Exhibit 99.1

PRESS RELEASE

AUGUST 9, 2012

COMPANY CONTACT:
FutureFuel Corp.
Lee E. Mikles, CEO
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel releases second quarter 2012 results
FutureFuel second quarter revenues increase 38.2% to $103.2 million
Reports net income of $8.5 million or $0.20 per diluted share, and adjusted EBITDA of $5.9 million
Conference call begins at 9:00 a.m. Eastern time August 10, 2012

CLAYTON, Mo. (August 9, 2012) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced financial results from the three and six months ended June 30, 2012.

Second Quarter 2012 Financial Highlights (all comparisons are with the second quarter of 2011)

•	Revenues were $103.2 million, up 38.2% from $74.7 million
•	Adjusted EBITDA was $5.9 million, down 54.9% from $13.2 million
•	Net income increased to $8.5 million, or $0.20 per diluted share, from $8.4 million, or $0.21 per diluted share.

First Half 2012 Financial Highlights (all comparisons are with the first half of 2011 unless otherwise noted)

•	Revenues were $189.0 million, up 45.4% from $130 million
•	Adjusted EBITDA was $22.5 million, a 2.1% increase from $22.1 million
•	Net income increased to $15.6 million, or $0.38 per diluted share, from $11.2 million, or $0.28 per diluted share, increases of 39.7% and 35.7%, respectively

“While the financial results of the second quarter of 2012 did not show the same level of growth we have experienced in past quarters, we continue to see steady demand for biodiesel,” said Lee Mikles, FutureFuel president and chief executive officer.  “Revenues from our chemicals business increased in the second quarter of 2012 as compared to the second quarter of 2011 as a result of increased sales of our bleach activator product and other custom chemicals.  The increases seen in these products were partially offset by declining revenues from our largest herbicide product.

Revenues from our biofuels business also increased in the second quarter of 2012 as compared to the second quarter of 2011.  However, gross profit from our biofuels segment was adversely affected by the expiration of the $1.00 per gallon federal blenders tax credit at December 31, 2011.  In 2011, the blenders tax credit generally resulted in a reduction to our cost of goods sold.  We had no such reduction in 2012.

Net income for the quarter was essentially unchanged with the net income from the comparable quarter in the prior year.”

2012 Regular Cash Dividends

FutureFuel declared a normal quarterly dividend of $0.10 per share for 2012, payable in March, June, September, and December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.
Certain Financial and Operating Metrics
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Dollar Change	% Change
Revenues	$103,237	$74,728	$28,509	38.2%
Income from operations	$11,572	$12,656	$(1,084)	(8.6%)
Net income	$8,473	$8,439	$34	0.4%
Earnings per common share - basic	$0.21	$0.21	$0.00	0.0%
Earnings per common share – diluted	$0.20	$0.21	$(0.01)	(4.8%)
Capital expenditures (net of customer reimbursements and grants)	$1,823	$2,624	$(801)	(30.5%)
Adjusted EBITDA	$5,940	$13,173	$(7,233)	(54.9%)
Cash and cash equivalents and marketable securities	$178,968	$147,281	$31,687	21.5%

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Dollar Change	% Change
Revenues	$188,964	$129,969	$58,995	45.4%
Income from operations	$22,155	$15,874	$6,281	39.6%
Net income	$15,586	$11,153	$4,433	39.7%
Earnings per common share - basic	$0.38	$0.28	$0.10	35.7%
Earnings per common share – diluted	$0.38	$0.28	$0.10	35.7%
Capital expenditures (net of customer reimbursements and grants)	$3,779	$4,869	$(1,090)	(22.4%)
Adjusted EBITDA	$22,524	$22,053	$471	2.1%

Second Quarter Financial and Business Summary

Revenues for the three months ended June 30, 2012 were $103,237,000 as compared to revenues for the three months ended June 30, 2011 of $74,728,000, an increase of 38%.  Revenues from biofuels increased 65% and accounted for 60% of total revenues in the second quarter of 2012 as compared to 51% in the second quarter of 2011.  Revenues from chemicals increased 11% and accounted for 40% of total revenues in the second quarter of 2012 as compared to 49% in the second quarter of 2011.  Revenue from the bleach activator and the proprietary herbicide and intermediates are together the most significant components of our chemicals business revenue base, accounting for 23% of total revenues for the three months ended June 30, 2012 as compared to 32% of total revenues for the three months ended June 30, 2011.  These products comprised a smaller percentage of our total revenues in 2012 as revenues from our biofuels segment have assumed a larger percentage coupled with decreases in the sales of the bleach activator and the proprietary herbicide and intermediates.  Sales and production of biodiesel increased in the second quarter of 2012 as we were producing and selling a larger quantity of biodiesel for the entire period; production volumes in the second quarter of 2011 did not have the benefit of process improvements that have been instated since.

Income from operations decreased to $11,572,000 in the second quarter of 2012 from $12,656,000 for the second quarter of 2011.  FutureFuel does not report income from operations by segment, but does report segment gross profit.  The chemicals segment gross profit increased 59% to $11,249,000 in the second quarter of 2012 from $7,068,000 in the second quarter of 2011.  Biofuels segment gross profit decreased to $3,151,000 in the second quarter of 2012 from $8,361,000 in the second quarter of 2011.  This decrease primarily was the result of the expiration of the $1.00 per gallon federal blenders tax credit which, prior to 2012, generally resulted in a reduction to our cost of goods sold.  Additionally, we do not allocate production costs to internally generated RINS and the benefit derived from the sale of RINs is not reflected in our results of operations until such time as the RIN sale has been completed.  This may lead to variability in our reported operating results.  At June 30, 2012 we had RINs available for sale which we did not have at June 30, 2011.

Chemicals segment gross profit increased primarily as a result of two factors.  First, FutureFuel incurred certain expenditures that it was unable to pass along to customers in the second quarter of 2011.  Such expenditures decreased in the second quarter of 2012.  Second, we experienced certain reductions in our operating costs due to an ongoing effort to minimize such expenditures.

FutureFuel reported net income of $8,473,000, or $0.20 per diluted share, for the second quarter of 2012, compared with net income of $8,439,000, or $0.21 per diluted share, for the second quarter of 2011.  Adjusted EBITDA for the second quarter of 2012 was $5,940,000, down from $13,173,000 in the second quarter of 2011.

Six Month Financial Summary

Revenues for the six months ended June 30, 2012 were $188,964,000 as compared to revenues for the six months ended June 30, 2011 of $129,969,000, an increase of 45%.  Revenues from biofuels increased 126% and accounted for 58% of total revenues in the first six months of 2012 as compared to 37% in the first six months of 2011.  Revenues from chemicals decreased 3% and accounted for 42% of total revenues in the first six months of 2012 as compared to 63% in the first six months of 2011.  Revenue from the bleach activator and the proprietary herbicide and intermediates are together the most significant components of our chemicals business revenue base, accounting for 23% of total revenues for the six months ended June 30, 2012 as compared to 39% of total revenues for the six months ended June 30, 2011.  These products comprised a smaller percentage of our total revenues in 2012 as revenues from our biofuels segment have assumed a larger percentage coupled with decreases in the sales of the bleach activator and the proprietary herbicide and intermediates.  Sales and production of biodiesel increased in the first six months of 2012 as we were producing and selling a larger quantity of biodiesel for the entire period; sales in the first six months of 2011 were limited due to the initial conversion to lower grade biodiesel feedstocks and adaptation to the improvement in biodiesel economics.  Revenues from biofuels have also been benefited by our sales of refined petroleum products as a supplier on a common carrier pipeline.  Such sales totaled $8,881,000 in the first six months of 2012 compared to $2,749,000 in the first six months of 2011.  Such sales generate little gross profit.

Income from operations increased to $22,155,000 in the first six months of 2012 from $15,874,000 in the fist six months of 2011.  FutureFuel does not report income from operations by segment, but does report segment gross profit.  The chemicals segment gross profit increased 54% to $22,918,000 in the first six months of 2012 from $14,842,000 in the first six months of 2011.  Biofuels segment gross profit decreased to $4,283,000 in the six months ended June 30, 2012 from $5,585,000 in the six months ended June 30, 2011.  This decrease primarily was the result of the expiration of the $1.00 per gallon federal blenders tax credit which, prior to 2012, generally resulted in a reduction to our cost of goods sold.  Additionally, we do not allocate production costs to internally generated RINs and the benefit derived from the sale of RINs is not reflected in our results of operations until such time as the RIN sale has been completed.  This may lead to variability in our reported operating results.  At June 30, 2012 we had RINs available for sale which we did not have at June 30, 2011.

Chemicals segment gross profit increased primarily as a result of two factors.  First, FutureFuel incurred certain expenditures that it was unable to pass along to customers in the first six months of 2011.  Such expenditures decreased in the first six months of 2012.  Second, we experienced certain reductions in our operating costs due to an ongoing effort to minimize such expenditures.

FutureFuel reported net income of $15,586,000, or $0.38 per diluted share, for the first six months of 2012, compared with net income of $11,153,000, or $0.28 per diluted share, for the first six months of 2011.  Adjusted EBITDA for the first six months of 2012 was $22,524,000, up from $22,053,000 in the first six months of 2011.

Capital Expenditures

Capital expenditures were $3.8 million for the first half of 2012, compared with $4.9 million for the first half of 2011.  This decrease was attributable to the completion of certain capital projects undertaken on behalf of certain of our customers.  FutureFuel is reimbursed for a portion of these expenditures by certain customers and grants as summarized in the following table.

(Dollars in thousands)

	First Half, 2012	First Half, 2011
Capital expenditures	$4,068	$15,325
Cash received from customers and grants as reimbursement of capital expenditures	(289)	(10,456)
Net cash paid for capital expenditures	$3,779	$4,869

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities totaled $179.0 million as of June 30, 2012, compared with $147.3 million as of June 30, 2011.  These balances increased primarily due to cash generated by FutureFuel’s operations and sales proceeds of FutureFuel’s common stock under its at-the-market offering.

Conference Call and Webcast

A conference call and webcast will be held August 10, 2012 beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time).  To access the conference call, dial 877-251-1860 (U.S. and Canada) or 224-357-2386 (international callers).  The webcast will also be available in the investor relations section of the company’s website at www.futurefuelcorporation.com.  A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 16084588.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products.  In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals).  Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company.  The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications.  In its biofuels segment, the company predominantly produces biodiesel.  Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance.  Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.  In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing.  Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.  Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2011 and in its future filings made with the SEC.  An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates.  Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements.  The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces.  New factors emerge from time to time, and it is not possible for the company to predict which will arise.  There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business.  In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner.  An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto.  All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity.  Adjusted EBITDA is a non-GAAP financial measure.  Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity.  Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.  FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, and other non-operating income or expense.  Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business.  FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends.  In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$112,031	$89,745
Accounts receivable, net of allowances of $0 and $10 at June 30, 2012 and December 31, 2011, respectively	26,571	35,677
Inventory	43,357	57,439
Marketable securities	66,937	56,294
Other current assets	897	3,370
Total current assets	249,793	242,525
Property, plant and equipment, net	139,237	140,517
Other assets	2,189	2,202
Total noncurrent assets	141,426	142,719
Total Assets	$391,219	$385,244

Liabilities and Stockholders’ Equity
Accounts payable	$18,276	$21,688
Other current liabilities	15,905	14,111
Total current liabilities	34,181	35,799
Deferred revenue – long-term	29,144	29,256
Other noncurrent liabilities	32,042	31,951
Total noncurrent liabilities	61,186	61,207
Total Liabilities	95,367	97,006
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 41,319,057 and 41,308,446 issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	4	4
Accumulated other comprehensive income	1,756	1,803
Additional paid in capital	253,844	253,505
Retained earnings	40,248	32,926
Total stockholders’ equity	295,852	288,238
Total Liabilities and Stockholders’ Equity	$391,219	$385,244

FutureFuel Corp.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2012	2011
Revenues	$103,237	$74,728
Cost of goods sold and distribution	88,837	59,299
Gross profit	14,400	15,429
Selling, general and administrative expenses	1,999	1,912
Research and development expenses	829	861
	2,828	2,773
Income from operations	11,572	12,656
Other income	1,118	716
Income before income taxes	12,690	13,372
Provision for income taxes	4,217	4,933
Net income	$8,473	$8,439

Earnings per common share
Basic	$0.21	$0.21
Diluted	$0.20	$0.21
Weighted average shares outstanding
Basic	41,319,057	40,234,242
Diluted	41,462,594	40,438,023

Comprehensive Income
Net income	$8,473	$8,439
Other comprehensive loss, net of tax of $(730) in 2012 and $(346) in 2011	(1,173)	(553)
Comprehensive income	$7,300	$7,886

	Six Months Ended June 30,
	2012	2011
Revenues	$188,964	$129,969
Cost of goods sold and distribution	161,763	109,542
Gross profit	$27,201	20,427
Selling, general and administrative expenses	3,374	2,939
Research and development expenses	1,672	1,614
	5,046	4,553
Income from operations	22,155	15,874
Other income	2,514	1,448
Income before income taxes	24,669	17,322
Provision for income taxes	9,083	6,169
Net income	$15,586	$11,153

Earnings per common share
Basic	$0.38	$0.28
Diluted	$0.38	$0.28
Weighted average shares outstanding
Basic	41,316,958	40,109,268
Diluted	41,477,864	40,285,249

Comprehensive Income
Net income	$15,586	$11,153
Other comprehensive (loss)/gain, net of tax of $(29) in 2012 and $272 in 2011	(47)	434
Comprehensive income	$15,539	$11,587

FutureFuel Corp.
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2012 and 2011
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows provided by operating activities
Net income	$15,586	$11,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,178	3,884
Provision for (benefit from) deferred income taxes	(1,495)	478
Change in fair value of derivative instruments and marketable securities	745	984
(Gains) / loss on the sale of investments	(198)	148
Losses on disposals of fixed assets	107	27
Stock based compensation	259	502
Noncash interest expense	12	11
Changes in operating assets and liabilities:
Accounts receivable	9,103	4,915
Accounts receivable – related parties	3	(247)
Inventory	14,082	(3,004)
Income taxes receivable	-	519
Prepaid expenses	579	386
Accrued interest on marketable securities	-	(123)
Other assets	(3)	274
Accounts payable	(735)	(368)
Accounts payable – related parties	(2,677)	(50)
Income taxes payable	723	1,849
Accrued expenses and other current liabilities	2,047	1,832
Accrued expenses and other current liabilities – related parties	(26)	23
Deferred revenue	100	11,602
Net cash provided by operating activities	43,390	34,795
Cash flows from investing activities
Restricted cash	-	21,086
Collateralization of derivative instruments	1,606	(1,920)
Purchase of marketable securities	(24,892)	(70,072)
Proceeds from the sale of marketable securities	14,371	27,090
Proceeds from the sale of fixed assets	63	12
Capital expenditures	(4,068)	(15,325)
Net cash used in investing activities	(12,920)	(39,129)
Cash flows from financing activities
Proceeds from the issuance of stock	72	15,798
Excess tax benefits associated with stock options	8	-
Payment of dividend	(8,264)	(7,996)
Net cash provided by financing activities	(8,184)	7,802
Net change in cash and cash equivalents	22,286	3,468
Cash and cash equivalents at beginning of period	89,745	91,057
Cash and cash equivalents at end of period	$112,031	$94,525

Cash paid for interest	$2	$-
Cash paid for income taxes	$9,847	$2,857
Non-cash capital expenditures	$-	$1,134

FutureFuel Corp.
Reconciliation of Non-GAAP Financial Measure to Financial Measure
(Dollars in thousands)
(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended June 30,
	2012	2011
Adjusted EBITDA	$5,940	$13,173
Depreciation and amortization	(2,594)	(1,973)
Non-cash share-based compensation	(259)	(502)
Interest and dividend income	1,147	811
Interest expense	(9)	(36)
Loss on disposal of property and equipment	(44)	(21)
Gains on derivative instruments	8,625	1,957
Other, net	(116)	(37)
Income tax expense	(4,217)	(4,933)
Net income	$8,473	$8,439

	Six Months Ended June 30,
	2012	2011
Adjusted EBITDA	$22,524	$22,053
Depreciation and amortization	(5,178)	(3,884)
Non-cash share-based compensation	(259)	(502)
Interest income and dividend income	2,287	1,587
Interest expense	(15)	(170)
Loss on disposal of property and equipment	(107)	(27)
Gains/(losses) on derivative instruments	5,219	(1,793)
Other, net	198	58
Income tax expense	(9,083)	(6,169)
Net income	$15,586	$11,153

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Adjusted EBITDA	$22,524	$22,053
(Benefit from) provision for deferred income taxes	(1,495)	478
Interest and dividend income	2,287	1,587
Income tax expense	(9,083)	(6,169)
Gains (losses) on derivative instruments	5,219	(1,793)
Change in fair value of derivative instruments and marketable securities	745	984
Changes in operating assets and liabilities, net	23,196	17,608
Other	(3)	47
Net cash provided by operating activities	$43,390	$34,795

FutureFuel Corp.
Condensed Consolidated Segment Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2012	2011
Revenues
Chemicals	$40,893	$36,851
Biofuels	62,344	37,877
Revenues	$103,237	$74,728

Segment gross profit
Chemicals	$11,249	$7,068
Biofuels	3,151	8,361
Segment gross profit	14,400	15,429
Corporate expenses	(2,828)	(2,773)
Income before interest and taxes	11,572	12,656
Interest and other income	1,243	811
Interest and other expense	(125)	(95)
Provision for income taxes	(4,217)	(4,933)
Net income	$8,473	$8,439

	Six Months Ended June 30,
	2012	2011
Revenues
Chemicals	$79,302	$81,547
Biofuels	109,662	48,422
Revenues	$188,964	$129,969

Segment gross profit
Chemicals	$22,918	$14,842
Biofuels	4,283	5,585
Segment gross profit	27,201	20,427
Corporate expenses	(5,046)	(4,553)
Income before interest and taxes	22,155	15,874
Interest and other income	2,529	1,645
Interest and other expense	(15)	(197)
Provision for income taxes	(9,083)	(6,169)
Net income	$15,586	$11,153

Depreciation is allocated to segment costs of goods sold based on plant usage.  The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

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